Execution Version

PURCHASE AND SALE AGREEMENT

by and among

CYPRESS CREEK PRIVATE STRATEGIES REGISTERED FUND, L.P.

CYPRESS CREEK PRIVATE STRATEGIES TEI FUND, L.P.

CYPRESS CREEK PRIVATE STRATEGIES INSTITUTIONAL FUND, L.P.

CYPRESS CREEK PRIVATE STRATEGIES DOMESTIC FUND, L.P.

CYPRESS CREEK PRIVATE STRATEGIES DOMESTIC QP FUND, L.P.

CYPRESS CREEK PRIVATE STRATEGIES INTERNATIONAL FUND, LTD.

(as “Sellers”)

CYPRESS CREEK PRIVATE STRATEGIES MASTER FUND, L.P.

(as “CCP Master Fund”)

ENDOWMENT ADVISERS, L.P.

(as “ADVISER”)

and

Bouldin Avenue Feeder Fund, LP

BOULDIN AVENUE OFFSHORE TEI FUND, LLC

BOULDIN AVENUE OFFSHORE FEEDER FUND, LP

(as “Buyers”)

Dated as of August 12, 2021

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5.1.	Organization and Authority	13
5.2.	No Conflict	13
5.3.	Registration; Adequate Resources	14
5.4.	Compliance	14
5.5.	No Knowledge of Breach	14
5.6.	Tender Offer	14
5.7.	Litigation and Orders.	15
Article VI REPRESENTATIONS AND WARRANTIES OF BUYERS		15
6.1.	Organization, Authority	15
6.2.	No Conflict.	15
6.3.	Compliance with OFAC	16
6.4.	Terrorist Watch Lists	16
6.5.	Litigation	16
6.6.	No Brokers	16
6.7.	Financial Ability	16
6.8.	Registration; Investment.	16
6.9.	No Regulatory Impediment	17
6.10.	No Operations; No Subsidiaries	17
6.11	Control and Ownership	17
Article VII COVENANTS		18
7.1.	Certain Prohibited Actions of Buyers	18
7.2.	Cooperation; Governmental Consents and Approvals	18
7.3.	Further Assurances	18
7.4.	Notification of Certain Matters	18
7.5.	CCP Master Fund Assets; Fair Value	19
Article VIII CONDITIONS TO CLOSING		19
8.1.	Conditions to the Obligations of Buyers, Adviser, CCP Master Fund and Sellers	19
8.2.	Conditions to the Obligations of Buyers	19
8.3.	Conditions to the Obligations of the CCP Master Fund and Sellers	20
Article IX MISCELLANEOUS		21
9.1.	Assignment	21
9.2.	No Third-Party Beneficiaries	21
9.3.	Termination.	21
9.4.	Amendment and Modification	23
9.5.	Notices	23
9.6.	Expenses	24

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9.7.	Waiver of Jury Trial	24
9.8.	Choice of Law; Arbitration	24
9.9.	Severability	24
9.10.	Waiver	24
9.11.	Counterparts; Facsimile	24
9.12.	Entire Agreement	24
9.13.	Interpretation	25
9.14.	Disclosure Schedules	25
9.15.	Enforcement in Equity and at Law	25

LIST OF EXHIBITS

Exhibit A: Percentages of Master Fund Interests to be Sold by Each Seller and Purchased by Each Buyer

LIST OF DISCLOSURE SCHEDULES

Schedule 1.1 – Purchase Price

Schedule 2.4 – Master Feeder Agreement

Schedule 3.7 – Material Contracts

Schedule 7.5 – Schedule of CCP Master Fund Investments

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of August 12, 2021 (“Agreement”), is by and among Cypress Creek Private Strategies Registered Fund, L.P., a Delaware limited partnership, Cypress Creek Private Strategies TEI Fund, L.P., a Delaware limited partnership, Cypress Creek Private Strategies Institutional Fund, L.P., a Delaware limited partnership, Cypress Creek Private Strategies Domestic Fund, L.P., a Delaware limited partnership, Cypress Creek Private Strategies Domestic QP Fund, L.P., a Delaware limited partnership, Cypress Creek Private Strategies International Fund, Ltd., a Cayman Islands exempted company limited by shares (collectively, the “Sellers” and each, a “Seller”), Cypress Creek Private Strategies Master Fund, LP, a Delaware limited partnership (the “CCP Master Fund”), Endowment Advisers, L.P. (doing business as Cypress Creek Partners) (“Adviser”), Bouldin Avenue Feeder Fund, LP, a Delaware limited partnership (“Onshore Buyer”), Bouldin Avenue Offshore Feeder Fund, LP (the “Offshore Feeder”) and Bouldin Avenue Offshore TEI Fund, LLC, a Cayman Islands limited liability company (the “Offshore Blocker” and together with the Offshore Feeder, the “Offshore Buyer”) (the Offshore Buyer and the Onshore Buyer, collectively “Buyers” and each referred to herein as “Buyer”). The CCP Master Fund, the Adviser, Sellers and Buyers are referred to collectively herein as the “Parties” and each individually as a “Party.”

Background

A.       Buyers desire to purchase limited partnership interests of the CCP Master Fund directly or indirectly for aggregate consideration equal to the Purchase Price (defined below), which shall not exceed the aggregate capital commitments of Buyers.

B.       The Sellers are each pooled investment vehicles that invest, directly or indirectly, all or substantially all of their assets in the CCP Master Fund, and hold all or substantially all of their assets in the form of limited partnership interests of the CCP Master Fund;

C.       It is anticipated that the Sellers will offer to repurchase from their investors, in the aggregate, as the case may be, interests in or issued and outstanding shares of the Sellers up to an amount equal to the aggregate capital commitments of Buyers. Each Seller will sell to Buyers an amount of limited partnership interests of the CCP Master Fund equal in value to the value of such Seller’s limited partnership interests or shares, as the case may be, tendered for repurchase to such Seller by Seller’s investors.

Terms

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1.       Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, litigation, arbitration, inquiry, proceeding or investigation by or before any Regulatory Authority or other Governmental Authority.

“Adviser” shall have the meaning ascribed to such term in the Preamble.

“Affiliate” shall have the meaning given to such term in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” shall have the meaning ascribed such term in the Preamble, as this Agreement may be amended or modified from time to time in accordance with the provisions hereof.

“Business” means the investment business of the CCP Master Fund as described in the Private Placement Memorandum of Buyers dated August 2021.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which commercial banks in New York, New York generally are required or authorized by law or executive order to close or (iii) a day when the New York Stock Exchange is closed.

“Buyer” shall have the meaning ascribed to such term in the Preamble.

“CCP Assets” shall have the meaning ascribed to such term in Section 7.5.

“CCP Master Fund” shall have the meaning ascribed to such term in the Preamble.

“CCP Master Fund Approvals” shall have the meaning ascribed to such term in Section 3.2(b).

“CCP Master Fund Interests” means the percentages of limited partnership interests of the CCP Master Fund that shall be transferred by Sellers to Buyers as of the Closing, in each case as reflected on Exhibit A and determined based on aggregate Feeder Fund Investor participation in the Feeder Fund Tender Offers as completed following execution of this Agreement.

“Closing” shall have the meaning ascribed to such term in Section 2.3.

“Closing Date” shall have the meaning ascribed to such term in Section 2.3.

“Contemplated Transactions” means the transactions contemplated by this Agreement including, without limitation, the Feeder Fund Tender Offers described herein and the “Master Feeder Agreement” entered into between the CCP Master Fund and the Buyers on the Closing Date.

“Contracts” means all agreements, contracts, commitments and undertakings, written or oral, including any amendments thereto, to which any Person is a party, an obligor or a beneficiary, or by which any of its assets or properties is bound.

“Disclosure Schedules” means the disclosure schedules attached hereto being delivered by the Parties on the date hereof.

“Encumbrances” means any claims, liens, encumbrances, pledges, easements, servitudes, mortgages, deeds of trust, security interests, options, charges or similar rights of any Person, other than the owner of the asset, of any kind whatsoever against the asset.

“Event” means any event, circumstance, change, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules, regulations, no-action letters, and other guidance promulgated thereunder.

“Feeder Fund Investor” means any limited partner or other equity holder of a Seller.

“Feeder Fund Tender Offers” means the issuer tender offers or equivalent repurchase transactions to be carried out by each Seller, as described in the Preamble.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership.

“Governmental Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

“Initial Expiration Date” shall have the meaning ascribed to such term in Section 2.2(b).

“International Fund” means Cypress Creek Private Strategies International Fund, Ltd.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and all rules, regulations, no-action letters, and other guidance promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and all rules, regulations, no-action letters, and other guidance promulgated thereunder.

“Investment Schedule” shall have the meaning ascribed to such term in Section 7.5.

“Law” or “Laws” means all applicable constitutions, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions or decrees of any Governmental Authority.

“Material Adverse Effect” means, with respect to a Party, any Event that has had, or would be reasonably expected to have, a material and adverse effect on such Party or on the ability of such Party to consummate the Contemplated Transactions or perform its obligations under this Agreement.

“Minimum Condition” means that the aggregate value of the equity interests of Sellers to be accepted for tender pursuant to the Feeder Fund Tender Offers has met or exceeded ten million dollars ($10,000,000), calculated as of the expiration of the Feeder Fund Tender Offers (including any expiration thereof).

“OFAC” shall have the meaning ascribed to such term in Section 6.3.

“Offering Documents” means (i) with respect to each Seller that is subject to SEC jurisdiction, (a) each Schedule TO and the documents included therein pursuant to which the Feeder Fund Tender Offers shall be made, including the offers to purchase and the related letter of transmittal, together with any supplements or amendments thereto and including the exhibits thereto, or (b) the equivalent repurchase documents for Sellers that are not required to file Schedule TO, and (ii) with respect to any Seller that is not subject to SEC jurisdiction, the equivalent repurchase documents.

“Order” means any temporary restraining order, preliminary or permanent injunction, decree, judgment, legal restraint or other order of a court of competent jurisdiction or other Governmental Authority.

“Party” or “Parties” shall have the meanings ascribed to such term in the Preamble.

“Permit” means any license, permit, order, consent, registration, authorization qualification, certificate or filing with any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable, (ii) Encumbrances created by Buyers, (iii) with respect to the CCP Master Fund Interests, any restrictions on transferability subsequent to the Closing Date set forth in the Governing Documents of the CCP Master Fund and (iv) with respect to any Portfolio Fund, any restrictions on transferability by the CCP Master Fund set forth in the applicable Portfolio Fund Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Portfolio Fund Agreement” means, with respect to any Portfolio Fund, any agreement, instrument or document which governs or regulates the terms of such Portfolio Fund, including subscription agreements, partnership agreements, operating agreements, side letters and other similar agreements.

“Portfolio Fund Manager” means with respect to each Portfolio Fund, the general partner (or, as applicable, the manager or other controlling person), trustee or other applicable manager of such Portfolio Fund.

“Portfolio Funds” shall mean each of the private equity and hedge funds (or any other collective investment vehicles) that are part of the CCP Master Fund’s portfolio, including any applicable alternative investment vehicles of such funds.

“Purchase Price” means the amount in cash equal to the aggregate consideration, set forth on Schedule 1.1 which accompanies this Agreement.

“Registered Feeder Funds” means each Seller that is registered as an investment company under the Investment Company Act.

“Regulatory Authority” shall have the meaning ascribed to such term in Section 3.5.

“Representatives” means each of the respective attorneys, accountants, officers, employees and other authorized agents, advisers and representatives of a Party.

“Schedule TO” shall have the meaning ascribed to such term in Section 2.2(d).

“SEC” means the Securities and Exchange Commission and its staff.

“SEC Documents” shall have the meaning ascribed to such term in Section 3.3(a).

“Securities Act” means the Securities Act of 1933, as amended, and all rules, regulations, no-action letters, and other guidance promulgated thereunder.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act; the Trust Indenture Act of 1939, as amended; the rules and regulations of the SEC promulgated under each of the foregoing, and State securities or “blue sky” laws and foreign securities laws.

“Seller” or “Sellers” have the meanings ascribed to such terms in the Preamble.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tender Offers” means, collectively, the Feeder Fund Tender Offers.

“Termination Date” means December 31, 2021.

“Unregistered Feeder” means each Seller that is not registered as an investment company under the Investment Company Act.

“Valuation Date” means September 30, 2021.

Article II
PURCHASE OF THE CCP MASTER FUND INTERESTS; FEEDER FUND TENDER

OFFERS; CLOSING

2.1.       Purchase of CCP Master Fund Interests; CCP Master Fund Consent. Unless this Agreement shall have been terminated pursuant to Section 8.3, subject to the terms and the conditions of this Agreement, each Buyer (including the Offshore Feeder, indirectly through the Offshore Blocker) shall purchase its pro rata share, and each Seller shall sell its pro rata share, of the CCP Master Fund Interests, free and clear of all Encumbrances (other than Permitted Encumbrances), for an aggregate amount in cash equal to the Purchase Price. Subject to the provisions of this Agreement, the CCP Master Fund hereby consents to the transfer of the CCP Master Fund Interests to Buyers and consummation of the Contemplated Transactions upon the Closing.

2.2.       Tender Offers; Offering Documents.

(a)       Subject to the provisions of this Agreement, each Seller will commence its respective Feeder Fund Tender Offer, which Feeder Fund Tender Offer shall be effected pursuant to Rule 13e-4 under the Exchange Act by the Registered Feeder Funds and in an equivalent manner by the Unregistered Feeders. Each Seller agrees that it will commence its Feeder Fund Tender Offer on the same day as the commencement of the other Feeder Fund Tender Offers, on or about August 13, 2021.

(b)       The initial expiration date of the Tender Offers (“Initial Expiration Date”) shall be the 20th Business Day following the commencement date of the Tender Offers. If, on the Initial Expiration Date, the Minimum Condition is not met or waived pursuant to Section 8.1(c), each Seller shall cause its Feeder Fund Tender Offer to be extended for at least an additional ten (10) Business Days to permit such condition to be satisfied or waived.

(c)       On the date of commencement of the Tender Offers, each Seller that is a Registered Feeder shall file with the SEC with respect to its Feeder Fund Tender Offer an Issuer Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including all exhibits thereto, each a “Schedule TO”) which will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Sellers that are Unregistered Feeders will in each case conduct a repurchase in a manner equivalent to the Registered Feeders’ Tender Offers.

(d)       If the Feeder Fund Tender Offer is oversubscribed relative to the Purchase Price, the Sellers shall notify Buyers within five (5) Business Days of the expiration date of the Feeder Fund Tender Offer, and Buyers shall use best efforts to notify their investors of any available capacity in the Contemplated Transaction. The parties may agree to amend Exhibit A (Purchase Price) and Schedule 1.1 hereto within five (5) Business Days of such notice to reflect any agreed changes to the economic terms of the Contemplated Transaction. Any such amendments shall be in writing, executed by the parties, and reflected on an amended Exhibit A (Purchase Price) and Schedule 1.1 hereto, which shall each reference the fact that it has been amended.

(e)       If the Feeder Fund Tender Offer is undersubscribed relative to the Purchase Price (but the Minimum Condition is met or waived), the Sellers shall notify Buyers within five (5) Business Days of the expiration date of the Feeder Fund Tender Offer, and the parties may agree to amend Exhibit A (Purchase Price) and Schedule 1.1 hereto within five (5) Business Days of such notice to reflect any agreed changes to the economic terms of the Contemplated Transaction. Any such amendments shall be in writing, executed by the parties, and reflected on an amended Exhibit A (Purchase Price) and Schedule 1.1 hereto, which shall each reference the fact that it has been amended.

2.3.       Closing. Consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a time to be mutually agreed by the Parties on or about November 1, 2021, (the “Closing Date”), at the offices of K&L Gates LLP, One Lincoln Street, Boston, Massachusetts 02111, provided, that the conditions set forth in Article VIII (other than those conditions to be satisfied at the Closing) have been satisfied or waived at such time, provided, further that if the Closing shall not have occurred as of November 2, 2021 due to failure of any condition set forth in Article VIII to be satisfied, the Closing Date shall be delayed until a date mutually agreed among the Parties.

2.4.       Closing Obligations.

(a)       Deliveries of Sellers.

(i)       On or prior to October 29, 2021, (A) each Seller shall provide wire instructions to Buyers describing the account or accounts to into which its pro rata portion of the Purchase Price shall be wired pursuant to Section 2.4(b), and (B) Sellers shall complete and deliver to Buyers Exhibit A reflecting the final amount of CCP Master Fund Interests, to be transferred by each Seller to Buyers at Closing, and the pro rata portion of the Purchase Price to be paid to each Seller by the Buyers at Closing, in each case determined based on participation in each Feeder Fund Tender Offer by investors in each Seller.

(ii)       At the Closing, Sellers shall deliver to Buyers one or more instruments of assignment, in a form reasonably satisfactory to Sellers and Buyers, that evidence transfer of the CCP Master Fund Interests to Buyers, provide consent of the CCP Master Fund general partner to such transfer and confirm that Buyers will be a member of CCP Master Fund effective upon Closing.

(iii)       At the Closing, the CCP Master Fund shall deliver an executed copy of the “Master Feeder Agreement” substantially in the form of Schedule 2.4 which accompanies this Agreement and the certificates and other documents referred to in Section 8.2 to be delivered by the Sellers as a condition to the consummation of the transactions contemplated by this Agreement.

(b)       Deliveries by Buyers. At the Closing, Buyers shall (i) pay to each Seller its pro rata portion of the Purchase Price in cash, as specified on Exhibit A, and (ii) deliver to the CCP Master Fund an executed copy of the “Master Feeder Agreement” substantially in the form of Schedule 2.4 which accompanies this Agreement. Each Purchase Price payment shall be made by wire transfer of immediately available funds to such account or accounts designated in writing by each Seller pursuant to Section 2.4(a)(i).

Article III
REPRESENTATIONS AND WARRANTIES OF THE CCP MASTER FUND

The CCP Master Fund represents and warrants to Buyers as of the date hereof and as of the Closing Date as follows:

3.1.       Organization and Authority; Capitalization.

(a)       The CCP Master Fund is duly organized and validly existing as a limited partnership under the Laws of the State of Delaware and has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. The CCP Master Fund is duly qualified or otherwise authorized in all material respects to do business in each jurisdiction where the ownership or operation of its property requires such qualification, except where the failure to be so qualified has not and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect with respect to the CCP Master Fund. All necessary limited partnership action required to be taken by the CCP Master Fund to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly taken or will be taken before execution of such documents or consummation of Contemplated Transactions. This Agreement has been duly executed and delivered by the CCP Master Fund, and, assuming the due execution by each Seller, the Adviser, and Buyers of this Agreement, constitutes a legal, valid and binding obligation of the CCP Master Fund, enforceable against it in accordance with its terms, except as such enforceability may be limited by Laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.

(b)       Sellers in the aggregate hold one hundred percent (100%) of the issued and outstanding limited partnership interests of the CCP Master Fund, including the CCP Master Fund Interests. All of the CCP Master Fund Interests have been validly issued and fully paid. There are no outstanding options, warrants, convertible or exchangeable securities or other rights or agreements that would obligate the CCP Master Fund to issue any limited partnership interests or other equity security or voting security. Except for capital commitments to certain Portfolio Funds, there are no outstanding obligations of the CCP Master Fund to make any payment, repurchase, redeem or otherwise acquire any interest or other security of any company.

3.2.       No Conflict.

(a)       The execution, delivery and performance by the CCP Master Fund of this Agreement and the consummation by the CCP Master Fund of the Contemplated Transactions to which it is a party will not:

(i)       violate or conflict with the Governing Documents of the CCP Master Fund;

(ii)       assuming the receipt of the CCP Master Fund Approvals, violate any provision of Law or violate or conflict with any Order applicable to the CCP Master Fund or any of its property; or

(iii)       violate, breach or constitute a default (with or without notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration of any right, remedy or obligation of the CCP Master Fund with respect to any material Contract to which the CCP Master Fund is a party or by which any of its assets are bound, which violation, breach or default would reasonably be expected to result in a Material Adverse Effect with respect to the CCP Master Fund.

(b)       Except for approval by the Board of Directors of the CCP Master Fund (“CCP Master Fund Approvals”), the execution, delivery and performance by the CCP Master Fund of this Agreement and the consummation by the CCP Master Fund of the Contemplated Transactions do not require any consent from, registration, declaration or other filing with or approval or authorization of any Governmental Authority or any third party by or with respect to the CCP Master Fund or the CCP Master Fund Interests.

(c)       There are no rights of first refusal, rights of first offer or other similar rights of any Person that would be applicable to any of the Contemplated Transactions or the execution, delivery or performance by the CCP Master Fund under this Agreement.

3.3.       Compliance.

(a)       The CCP Master Fund is a closed-end, non-diversified management investment company registered under the Investment Company Act. Since June 1, 2016, the CCP Master Fund has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Investment Company Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates (except as they have been properly amended), the SEC Documents complied in all material respects with the requirements of the Investment Company Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the CCP Master Fund’s knowledge, the CCP Master Fund is not presently the subject of any inquiry, investigation or action by the SEC.

(b)       The CCP Master Fund is in compliance in all material respects with all Laws applicable to the conduct of the Business as presently conducted or contemplated to be conducted by the CCP Master Fund. The CCP Master Fund has not received any written communication from any Governmental Authority, the substance of which has not been resolved, regarding any actual or potential material violation of, or failure to comply with, any Law.

3.4.       Litigation and Orders.

(a)       Litigation. There are no material claims or Actions pending (or to the CCP Master Fund’s knowledge threatened) against the CCP Master Fund relating to or involving any of the CCP Master Fund’s property or the conduct of the Business as presently conducted or contemplated to be conducted by the CCP Master Fund.

(b)       Orders. There is no material Order relating to or involving any of the CCP Master Fund’s property or the conduct of the Business as presently conducted or contemplated to be conducted by the CCP Master Fund that has not been satisfied or resolved. The CCP Master Fund is not in breach or default (with or without notice or lapse of time, or both) in any material respect under any Order.

3.5.       Regulatory Matters. The CCP Master Fund is not, in connection with the conduct of the Business, a party to or is subject to any suspension, debarment, outstanding order, decree, agreement, finding, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of registered investment advisers or the supervision or regulation of the CCP Master Fund (each, a “Regulatory Authority”), except as would not have, individually or in the aggregate, a Material Adverse Effect with respect to the CCP Master Fund.

3.6.       Permits. The CCP Master Fund has all of the Permits that are required to carry on the Business as presently conducted or contemplated to be conducted by the CCP Master Fund, except where the failure to obtain such Permits would not have, individually or in the aggregate, a Material Adverse Effect with respect to the CCP Master Fund. The CCP Master Fund has complied in all material respects with all requirements in connection with such Permits and such Permits are in full force and effect and, to the knowledge of the CCP Master Fund, no suspension or cancellation of any of them has been threatened and the Permits will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the Contemplated Transactions, except where any such failures to hold or comply or any such suspension, modification or revocation would not have, individually or in the aggregate, a Material Adverse Effect with respect to the CCP Master Fund. CCP Master Fund has not received any notice or other written communication from any Governmental Authority or Regulatory Authority that such Governmental Authority or Regulatory Authority intends to terminate or restrict the CCP Master Fund’s status as a management investment company.

3.7.       No Material Contracts. Other than as set forth on Schedule 3.7, the CCP Master Fund is not party to any instrument evidencing any material indebtedness of the CCP Master Fund for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

3.8.       Title. Each Seller has good and marketable title to its respective portion of the CCP Master Fund Interests, free and clear of all Encumbrances except Permitted Encumbrances. Upon payment of the Purchase Price, Buyers will acquire good and marketable title to the CCP Master Fund Interest, free and clear of all Encumbrances except Permitted Encumbrances.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyers as of the date hereof and as of the Closing Date as follows, provided that, with respect to this Article IV, each Seller makes the following representations and warranties on behalf of itself and not with respect to any other Seller:

4.1.       Organization and Authority.

(a)       Each Seller (other than the International Fund) is duly organized and validly existing as a limited partnership under the Laws of the State of Delaware. The International Fund is duly organized and validly existing as an exempted company limited by shares under the Laws of the Cayman Islands. The Registered Feeders are closed-end, non-diversified management investment companies registered under the Investment Company Act. The Unregistered Feeders are not required to register as an investment company under the Investment Company Act by virtue of Section 3(c)(1) or Section 3(c)(7) thereof.

(b)       Each Seller has the requisite limited partnership or corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. All necessary limited partnership or corporate action required to be taken by each Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly taken or will be taken before execution of such documents or consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by each Seller, and, assuming the due execution of this Agreement by the CCP Master Fund, the Adviser and Buyers, constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by Laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.

4.2.       No Conflict.

(a)       With respect to each Seller, the execution, delivery and performance by such Seller of this Agreement and the consummation by each Seller of the Contemplated Transactions to which it is a party will not:

(i)       violate or conflict with the Governing Documents of such Seller;

(ii)       violate any provision of Law to which such Seller or any of its respective properties is subject or violate or conflict with any Order applicable to such Seller or any of its respective properties; or

(iii)       violate, breach or constitute a default (with or without notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration of any right, remedy or obligation of such Seller with respect to any material Contract to which it is a party, which violation, breach or default would reasonably be expected to result in a Material Adverse Effect with respect to such Seller.

(b)       Except for notices and filings in connection with the Feeder Fund Tender Offers, with respect to each Seller, the execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the Contemplated Transactions do not require any consent from, registration, declaration or other filing with or approval or authorization of any Governmental Authority or any third party by or with respect to any Seller or the CCP Master Fund Interests (excepting CCP Master Fund Approvals).

(c)       There are no rights of first refusal, rights of first offer or other similar rights of any Person that would be applicable to any of the Contemplated Transactions or the execution, delivery or performance by any Seller under this Agreement.

4.3.       Title to the CCP Master Fund Interests. Each Seller has good and marketable title to its respective portion of the CCP Master Fund Interests, free and clear of all Encumbrances except Permitted Encumbrances. Upon payment of the Purchase Price, Buyers will acquire good and marketable title to the CCP Master Fund Interests, free and clear of all Encumbrances except Permitted Encumbrances.

4.4.       Litigation. As of the date of this Agreement, there is no Action pending, or, to the knowledge of each Seller, threatened in writing, against each Seller, before any Governmental Authority which, if decided adversely against such Seller, would be reasonably likely to prevent or materially delay the Closing or otherwise prevent such Seller from complying with the terms and provisions of this Agreement. As of the date of this Agreement, none of the Sellers have received written notice that it is subject to any outstanding Order of any Governmental Authority which would be reasonably likely to have a Material Adverse Effect with respect to the applicable Seller.

4.5.       No Material Omissions or Misstatements. The Offering Documents, including the Schedule TO or the other documents required to be filed by each of the Registered Feeders, and the equivalent repurchase documents of the Unregistered Feeders, in connection with their respective Feeder Fund Tender Offers and the Contemplated Transactions, will not at the time of filing with the SEC and dissemination to their respective Feeder Fund Investors, at the time when securities are accepted for purchase pursuant to such Feeder Fund Tender Offers and at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offering Documents and Schedule TO to be filed by each of the Registered Feeders will comply, at the time of filing with the SEC and dissemination to their respective Feeder Fund Investors, at the time when securities are accepted for purchase pursuant to such Feeder Fund Tender Offers and at the Closing Date, in all material respects with the applicable requirements of the Exchange Act and the Investment Company Act and the respective rules and regulations promulgated thereunder.

4.6.       Tender Offer. The Sellers acknowledge that the documentation relating to the Tender Offers, including the Offering Documents, was not prepared by the Buyers, the Buyers have no responsibility regarding such Tender Offers and the Buyers shall have no liability with respect to any claims thereunder or relating thereto, except insofar as any such liability arises from an untrue statement of a material fact or the omission of any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; in each case solely to the extent that any such statement or omission is made in reliance upon information pertaining to the Buyers furnished by the Buyers in writing to the Sellers expressly for use therein.

4.7.       No Brokers. No agent, broker, investment banker, financial adviser or other Person has been engaged by the Sellers that is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Contemplated Transactions.

4.8.       AML Compliance. Each Seller is in compliance with all AML Rules and will remain in compliance with such requirements.

4.9.       Compliance with OFAC. None of the Sellers or their respective Affiliates or, to their knowledge, any of their respective directors or officers, are currently subject to any U.S. sanctions administered by OFAC, and none of the Sellers nor any of their respective Affiliates will, directly or indirectly, take any action for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

4.10.       Terrorist Watch Lists. None of the Sellers or their respective Affiliates or, to their knowledge, any of their respective directors or officers, appear on any terrorist “watch list” or similar restricted parties list maintained by any governmental agency of the United States (including, but not limited to, the Central Intelligence Agency, Department of the Treasury, Federal Bureau of Investigation, Internal Revenue Service, OFAC and SEC) or Interpol.

Article V
REPRESENTATIONS AND WARRANTIES OF THE ADVISER

The Adviser represents and warrants to Buyers as of the date hereof and as of the Closing Date as follows:

5.1.       Organization and Authority. The Adviser is duly organized and validly existing as a limited partnership under the Laws of the State of Delaware. The Adviser has all limited partnership authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. All necessary limited partnership action required to be taken by the Adviser to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly taken or will be taken before execution of such documents or consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Adviser, and, assuming the due execution of this Agreement by each Seller, CCP Master Fund, and Buyers, constitutes a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms, except as such enforceability may be limited by Laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.

5.2.       No Conflict. The execution, delivery and performance by the Adviser of this Agreement and the consummation of the Contemplated Transactions will not:

(a)       violate or conflict with the Governing Documents of the Adviser;

(b)       violate any provision of Law to which the Adviser is subject or violate or conflict with any Order applicable to the Adviser; or

(c)       violate, breach or constitute a default (with or without notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration of any right, remedy or obligation of the Adviser with respect to any material Contract to which the Adviser and the CCP Master Fund are parties, except as would not (A) impair in any material respect the ability of the CCP Master Fund to perform its obligations under this Agreement or (B) prevent or materially impede or delay the consummation of any of the Contemplated Transactions.

5.3.       Registration; Adequate Resources. The Adviser is a registered investment adviser under the Investment Advisers Act and agrees to maintain such registration until such registration is no longer required by the Advisers Act. To the Adviser’s knowledge, the Adviser has adequate resources and personnel and the financial capacity to manage the business of the CCP Master Fund as presently conducted or contemplated to be conducted, including in respect of the CCP Master Fund. To the Adviser’s knowledge, the Adviser is not a party to or is subject to any suspension, debarment, outstanding order, decree, agreement, finding, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of registered investment advisers or the supervision or regulation of the Adviser.

5.4.       Compliance. To the Adviser’s knowledge, the Adviser has operated the CCP Master Fund since March 1, 2021 as a closed-end, non-diversified management investment company registered under the Investment Company Act in material compliance thereunder. To the Adviser’s knowledge, the CCP Master Fund is in material compliance in all material respects with all Laws applicable to the conduct of its business as presently conducted or contemplated to be conducted. Since March 1, 2021, to the Adviser’s knowledge, the Adviser has not received any written communication from any Governmental Authority, the substance of which has not been resolved, regarding any actual or potential material violation of, or failure to comply with, any Law with regards to the CCP Master Fund.

5.5.       No Knowledge of Breach. To the Adviser’s knowledge, all representations and warranties made by the Sellers, and the CCP Master Fund herein are true and correct (taking into account all materiality, knowledge and other qualifiers contained therein).

5.6.       Tender Offer. The Adviser acknowledges that the documentation relating to the Tender Offers was not prepared by the Buyers and the Buyers have no responsibility regarding such Tender Offers, including the Offering Documents, or liability with respect to any claims thereunder or relating thereto, except insofar as any such liability arises from an untrue statement of a material fact or the omission of any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; in each case solely to the extent that any such statement or omission is made in reliance upon information pertaining to the Buyers furnished by the Buyers in writing to the Sellers expressly for use therein.

5.7.       Litigation and Orders.

(a)       Litigation. There are no material claims or Actions pending (or to the Adviser’s knowledge threatened) against the Adviser relating to or involving any of the Adviser’s property or the conduct of its business as presently conducted or contemplated to be conducted by the Adviser on behalf of the CCP Master Fund.

(b)       Orders. There is no material Order relating to or involving any of the Adviser’s property or the conduct of its business as presently conducted or contemplated to be conducted by the Adviser that has not been satisfied or resolved. The Adviser is not in breach or default (with or without notice or lapse of time, or both) in any material respect under any Order.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYERS

The Buyers represent and warrant to the CCP Master Fund, Sellers and Adviser as of the date hereof and as of the Closing Date as follows:

6.1.       Organization, Authority. Onshore Buyer is a limited partnership duly organized and validly existing and in good standing under the Laws of the State of Delaware. The General Partner will use commercially reasonable efforts to ensure that the Onshore Buyer is taxed as a partnership for purposes of federal income taxation. Offshore Feeder is a limited partnership duly organized and validly existing and in good standing under the Laws of the State of Delaware. Offshore Blocker is a limited liability company duly organized and validly existing and in good standing under the Laws of the Cayman Islands. Buyers have all requisite power and authority to enter into this Agreement and to consummate the Contemplated Transactions. All necessary action required to be taken by Buyers to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions has been duly taken or will be taken before execution of such documents or consummation of Contemplated Transactions. This Agreement has been duly executed and delivered by Buyers, and, assuming the due execution by each Seller, the CCP Master Fund, and the Adviser of this Agreement constitutes a legal, valid and binding obligations of Buyers, enforceable against Buyers in accordance with its terms, except as such enforceability may be limited by Laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.

6.2.       No Conflict.

(a)       The execution, delivery and performance by Buyers of this Agreement and the consummation by Buyers of the Contemplated Transactions to which each is a party will not:

(i)       violate or conflict with the Governing Documents of Buyers;

(ii)       violate any provision of Law to which Buyers are subject or violate or conflict with any Order applicable to Buyers; or

(iii)       violate, breach or constitute a default (with or without notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration of any right, remedy or obligation under any term or provision of any material Contract to which Buyers are a party which breach could reasonably be expected to result in a Material Adverse Effect with respect to the Buyers.

(b)       The execution, delivery and performance by Buyers of this Agreement and the consummation by Buyers of the Contemplated Transactions does not require any consent from, registration, declarations or other filing with or approval or authorization of any Governmental Authority by or with respect to Buyers.

6.3.       Compliance with OFAC. To the Buyers’ knowledge, none of Buyers or their Affiliates, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and none of Buyers nor its Affiliates will, directly or indirectly, take any action for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

6.4.       Terrorist Watch Lists. To the Buyers’ knowledge, neither of the Buyers appears on any terrorist “watch list” or similar restricted parties list maintained by any governmental agency of the United States (including, but not limited to, the Central Intelligence Agency, Department of the Treasury, Federal Bureau of Investigation, Internal Revenue Service, OFAC and SEC) or Interpol.

6.5.       Litigation. No Actions before any Regulatory Authority or Governmental Authority are pending against Buyers or any of its Affiliates and, to knowledge of Buyers, no such Action has been threatened in writing except where any such Action would not be reasonably expected to have a Material Adverse Effect with respect to the Buyers.

6.6.       No Brokers. No agent, broker, investment banker, financial adviser or other Person has been engaged by the Buyers that is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Contemplated Transactions.

6.7.       Financial Ability. Buyers have timely access to all funds necessary to pay the Purchase Price and related fees and expenses, if any, and Buyers have the financial capacity to perform all of their other obligations under this Agreement. Any funds raised by the Buyers to finance the Purchase Price have been raised in compliance with all Laws.

6.8.       Investment.

(a)       Buyers are acquiring the CCP Master Fund Interests for their own accounts with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any Securities Laws. Buyers acknowledge that the CCP Master Fund Interests have not been registered under the Securities Act and that the CCP Master Fund Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under applicable Securities Laws or sold pursuant to an exemption from registration thereunder.

(b)       Buyers have been furnished with all materials relating to the Business, finances and operations of the CCP Master Fund and all materials relating to the Feeder Fund Tender Offers that have been reasonably requested by the Buyers, including, without limitation, the SEC Documents. Buyers understand that investment in the CCP Master Fund Interests involves a high degree of risk. Buyers (i) are able to bear the economic risk of an investment in the CCP Master Fund Interests including a total loss, (ii) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the CCP Master Fund Interests and (iii) have had an opportunity to ask questions of and receive answers from the Representatives of the CCP Master Fund concerning the financial condition and Business of the CCP Master Fund and other matters related to an investment in the CCP Master Fund Interests. Buyers have sought such accounting, legal and tax advice as considered necessary to make an informed investment decision with respect to the acquisition of the CCP Master Fund Interests.

(c)       Buyers have not conducted, and prior to giving effect to the Contemplated Transactions, will not conduct, operations that would require Buyers to rely on the exemption from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Buyers are not and, after giving effect to the Contemplated Transactions, will not be required to register as an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act, because Buyers may rely on the exemption from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

(d)       Buyers have not taken, and have no plans to, take any action that would (i) effect or consummate any transaction or chain of transactions that would involve any “public offering” of the Buyers’ securities within the meaning of Section 4(a)(2) of the Securities Act; or (ii) effect or consummate any transaction or chain of transactions that could be deemed a general solicitation of the Buyers’ securities under Rule 506(c) of Regulation D promulgated under the Securities Act.

6.9.       No Regulatory Impediment. To Buyers’ knowledge, there is no fact relating to Buyers’ business, operations, financial condition or legal status that might reasonably be expected to impair in any material respect either Buyer’s ability to obtain all consents, orders, authorizations, and approvals from any Governmental Authority necessary for the consummation of the Contemplated Transactions within the time period contemplated by this Agreement.

6.10.       No Operations; No Subsidiaries. The Buyers are newly formed entities with no significant business operations other than activities related to preparation for the consummation of the Contemplated Transactions. The Buyers have no subsidiaries and do not own any capital stock of, or any equity interest of any nature in, any other Person. The Buyers have not entered into, and are not bound by, any Contract under which a Buyer is or may become obligated to make any future investment in or capital contribution, loan or advance to any other Person. The Buyers have not, at any time, been a general partner (or similar role) of, or had otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.

6.11.       Control and Ownership. The Buyers are not now, and following consummation of the Contemplated Transactions will not be, controlled by any entity relying on the exemption from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, nor will consummation of the Contemplated Transactions result in the indirect ownership of Master Fund interests by an entity relying on the exemption from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act that would exceed applicable limitations in the Investment Company Act.

Article VII
COVENANTS

7.1.       Certain Prohibited Actions of Buyers. Buyers covenant and agree that, from and after the date hereof, they shall not (a) effect, or enter into any agreement with respect to, any transaction or chain of transactions that would involve a “public offering” of the Buyers’ securities within the meaning of Section 4(a)(2) of the Securities Act; (b) effect, or enter into any agreement with respect to, any transaction or chain of transactions that could be deemed a general solicitation of the Buyers’ securities under Rule 506(c) of Regulation D promulgated under the Securities Act; or (c) take any action that, for federal, State or local income, single business and franchise Tax purposes, would reasonably be expected to cause the CCP Master Fund to be treated as an association or publicly-traded partnership taxable as a corporation (including, without limitation, taking any action that would cause or require any equity interests in the CCP Master Fund, including the CCP Master Fund Interests, to be traded on an established securities market or be readily tradable on a secondary market). Buyers acknowledge and agree that, upon consummation of the Contemplated Transactions, (i) they will be bound by restrictions applicable to partners set forth in the Governing Documents of the CCP Master Fund and (ii) Buyers will have certain obligations under Section 30(h) of the Investment Company Act. For the avoidance of doubt, Buyers’ obligations set forth in this Section 7.1 shall survive indefinitely unless this Agreement is terminated in accordance with Section 9.3.

7.2.       Cooperation; Governmental Consents and Approvals. Each Party shall use reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Law or otherwise to promptly consummate and make effective the Contemplated Transactions, (ii) obtain all authorizations, consents or approvals that are or may be or become necessary for the performance of its obligations under this Agreement and the consummation of the Contemplated Transactions, including the CCP Master Fund Approvals and (iii) fulfill all conditions to such Party’s obligations under this Agreement as promptly as practicable. Each Party shall cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents and approvals. The Parties shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents or approvals. The Adviser shall use reasonable best efforts to cause each of the Sellers and the CCP Master Fund to comply with each of their respective obligations hereunder.

7.3.       Further Assurances. On and after the Closing Date, and for no further consideration, the Parties will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to consummate the Contemplated Transactions.

7.4.       Notification of Certain Matters. Each Party shall give prompt written notice to the other Parties of the occurrence or non-occurrence of any Event that is likely to result in the failure of a condition set forth in Article VIII to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to a Party receiving such notice.

7.5.       CCP Master Fund Assets; Fair Value. On or prior to October 29, 2021 the CCP Master Fund shall deliver to Buyers an investment schedule (“Investment Schedule”) setting forth, in reasonable detail, all cash and investment assets (including any Portfolio Funds transferred) (“CCP Assets”) held by the CCP Master Fund, as well as the Buyers’ indirect percentage ownership of such CCP Assets, in each case as of the most recent practicable date as if the Contemplated Transaction were consummated on such date. The CCP Master Fund shall own all right, title and interest in and to the CCP Assets, free and clear of all Encumbrances, except Permitted Encumbrances, as of the Closing Date. The Investment Schedule shall be unaudited and shall set forth the “fair value” of the CCP Assets as of the Valuation Date. All information included in the Investment Schedule shall be true and correct in all material respects and current as of the Valuation Date. On or prior to October 29, 2021 the CCP Master Fund shall deliver to Buyers the CCP Master Fund’s trial balance sheet as of the Valuation Date.

Article VIII
CONDITIONS TO CLOSING

8.1.       Conditions to the Obligations of Buyers, Adviser, CCP Master Fund and Sellers. The respective obligations of Buyers, the CCP Master Fund, Adviser and Sellers to effect the Contemplated Transactions shall be subject to the satisfaction or waiver by Buyers, the CCP Master Fund and Sellers at or prior to the Closing Date of the following conditions:

(a)       No Law or Orders. (i) No Law that restrains, enjoins or otherwise prohibits the Contemplated Transactions shall have been enacted, adopted or promulgated and be in effect, (ii) no Order which materially impairs, restrains, enjoins or otherwise prohibits the Contemplated Transactions shall have been issued, entered or enforced and be in effect and (iii) no action or proceeding by a Governmental Authority seeking such an Order shall be pending.

(b)       Feeder Fund Tender Offers. Sellers shall have accepted for payment all limited partnership interests of Sellers that are validly tendered and not withdrawn pursuant to the Feeder Fund Tender Offers.

(c)       Minimum Condition. The Minimum Condition has been met or waived by the Adviser.

8.2.       Conditions to the Obligations of Buyers. The obligation of Buyers to effect the Contemplated Transactions shall be subject to the satisfaction or waiver by Buyers at or prior to the Closing Date of the following conditions:

(a)       Representations and Warranties. All representations and warranties of the CCP Master Fund (Article III), Sellers (Article IV), and Adviser (Article V) contained in this Agreement

(i)       that are qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement (or in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), and

(ii)       shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except for the failure or failures of such representations and warranties to be so true and correct that (after excluding any effect of materiality or Material Adverse Effect qualifications set forth in any such representation or warranty) have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

(b)       Covenants and Agreements. Sellers, Adviser, and the CCP Master Fund shall have performed in all material respects all of the covenants and agreements required to be performed by each such Party under this Agreement prior to the Closing.

(c)       Title. Each of the Adviser and the CCP Master Fund shall certify that, as of the Closing Date, the CCP Master Fund owns all right, title and interests (legal and beneficial) in and to the interest in the CCP Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

(d)       Sellers’ Officer’s Certificate. Each Seller shall have delivered to Buyers a certificate from a duly authorized officer of each such Seller, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (c) of this Section 8.2 applicable to such Seller have been satisfied.

(e)       CCP Master Fund’s Officer’s Certificate. The CCP Master Fund shall have delivered to Buyers a certificate from a duly authorized officer of the CCP Master Fund, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (c) of this Section 8.2 applicable to the CCP Master Fund, as well as the condition specified in subsection (g) has been satisfied.

(f)       Adviser’s Officer’s Certificate. The Adviser shall have delivered to Buyers a certificate from a duly authorized officer of the Adviser, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (c) of this Section 8.2 applicable to the Adviser, as well as the condition specified in subsection (g) has been satisfied.

(g)       Approvals. The Parties shall have obtained the CCP Master Fund Approvals.

(h)       Closing Deliveries. Sellers shall have delivered all of the closing deliveries set forth in Section 2.4(a).

8.3.       Conditions to the Obligations of the CCP Master Fund and Sellers. The obligations of the CCP Master Fund and Sellers to effect the Contemplated Transactions shall be subject to the satisfaction or waiver by CCP Master Fund and Sellers at or prior to the Closing Date of the following conditions:

(a)       Representations and Warranties. All representations and warranties of Buyers contained in this Agreement

(i)       that are qualified as to materiality or Material Adverse Effect with respect to the Buyers shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement (or in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), and

(ii)       shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except for the failure or failures of such representations and warranties to be so true and correct that (after excluding any effect of materiality or Material Adverse Effect with respect to the Buyers qualifications as set forth in any such representation or warranty) have not had and would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Buyers.

(b)       Covenants and Agreements. Buyers shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing.

(c)       Closing Deliveries. Buyers shall have delivered all of the closing deliveries set forth in Section 2.4(b).

(d)       Master Feeder Agreement. Buyers shall have executed and delivered the “Master Feeder Agreement” substantially in the form of Schedule 2.4 which accompanies this Agreement.

Article IX
MISCELLANEOUS

9.1.       Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties. Notwithstanding the above, this Agreement shall inure to the benefit of, and be binding upon and enforceable against, the respective successors and permitted assigns of the Parties.

9.2.       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.3.       Termination.

(a)       This Agreement may be terminated by written notice (given by Buyers to Sellers or by all of the Sellers to Buyers, as the case may be):

(i)       by the mutual written consent of Sellers and Buyers;

(ii)       by either the Sellers or Buyers, if the Closing shall not have occurred on or before the Termination Date (unless the failure to consummate the Contemplated Transactions is attributable to a failure on the part of the Party or Parties seeking to terminate this Agreement to perform any obligation required to be performed by such Party or Parties at or prior to the Closing);

(iii)       by either the Sellers or Buyers, if (A) any Governmental Authority which must grant a required Governmental Approval has denied such approval and such denial has become final and nonappealable or (B) any Governmental Authority shall have issued a final nonappealable Order enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(iv)       by Buyers, if neither is in material breach of its obligations under this Agreement, and if (A) at any time that any of the representations and warranties of any Seller, the CCP Master Fund, or the Adviser herein become untrue or inaccurate such that Section 8.2(a) would not be satisfied or (B) there has been a breach on the part of any Seller, the CCP Master Fund, or the Adviser of any of its covenants or agreements contained in this Agreement such that Section 8.2(c) would not be satisfied, and, in both case (A) and case (B), such breach (if curable) has not been cured within thirty (30) days after Buyers has provided written notice of such breach to Sellers, Adviser, and CCP Master Fund; or

(v)       by the Sellers, if Sellers are not in material breach of their obligations under this Agreement, and if (A) at any time that any of the representations and warranties of Buyers herein become untrue or inaccurate such that Section 8.3(a) would not be satisfied or (B) there has been a breach on the part of Buyers of any of its covenants or agreements contained in this Agreement such that Section 8.3(b) would not be satisfied, and, in both case (A) and case (B), such breach (if curable) has not been cured within thirty (30) days after Sellers or the CCP Master Fund have provided written notice of such breach to Buyers.

(b)       In the event of termination by Sellers or Buyers pursuant to Section 9.3(a), written notice thereof shall be given to the other Party or Parties, this Agreement shall become void and have no effect and the Contemplated Transactions shall be terminated without further action by any Party. If the Contemplated Transactions are terminated as provided herein:

(i)       Buyers shall return to Sellers or the CCP Master Fund all documents and other material received from Sellers or the CCP Master Fund or their respective Affiliates or Representatives relating to the Tender Offers and the Contemplated Transactions, whether so obtained before or after the execution hereof;

(ii)       all confidential information received by Buyers with respect to this Agreement, the Contemplated Transactions and the Business shall be treated in accordance with Section 4.5 (Confidentiality and Non-Disclosure) of the “Master Feeder Agreement”, which shall remain in full force and effect notwithstanding the termination of this Agreement; and

(iii)       the provisions of Sections 7.1 (Certain Prohibited Actions of Buyers), and this ARTICLE IX shall remain in full force and effect.

(c)       In no event shall any termination of this Agreement limit or restrict the rights and remedies of a Party hereto against the other Party which has breached any of the agreements or other provisions of this Agreement prior to termination hereof.

9.4.       Amendment and Modification. This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each Party.

9.5.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the date of transmission if sent via email or facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the Business Day after delivery to a reputable nationally recognized overnight courier service or (d) upon receipt after being mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)       If to Buyers, to:

Bouldin Avenue Feeder Fund, LP

c/o Bouldin Avenue Capital, LLC

P.O. Box 1062

Austin, Texas 78767

bouldincapital@outlook.com

With a required copy to:

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square | 18th & Arch Streets

Philadelphia, PA 19103

Attn: John M. Ford

john.ford@troutman.com

(ii)       If to any Seller, CCP Master Fund, or the Adviser, to:

William P. Prather III

Richard A. Rincon

Founding Partners

Cypress Creek Partners

712 W. 34th Street, Suite 201,

Austin, TX 78705

With a required copy to:

K&L Gates LLP

One Lincoln St.

Boston, MA

Attn: George Zornada

George.zornada@klgates.com

Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 9.5 (provided that no such notice shall be effective until it is received by the other Party or Parties hereto).

9.6.       Expenses. If the Closing does not occur (1) the Buyers shall be responsible for one hundred percent (100%) of the expenses incurred by Buyers in connection with the Contemplated Transactions and (2) the Sellers shall be responsible for one hundred percent (100%) of the expenses incurred by Sellers in connection with the Contemplated Transactions.

9.7.       Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE TERMS SET FORTH IN THIS SECTION 9.7.

9.8.       Choice of Law; Arbitration. The dispute resolution provision set forth in Section 8.5 of the CCP Master Fund Limited Partnership Agreement as of the date hereof shall be incorporated here mutatis mutandis by reference and shall apply with respect to any dispute or disagreement arising in connection with this Agreement or the Contemplated Transactions.

9.9.       Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.10.       Waiver. Waiver of any term or condition of this Agreement by any Party shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.11.       Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Parties. Signatures of a Party transmitted by facsimile or other electronic communication means (including .pdf and docusign) shall be binding and effective for all purposes. Such Party shall subsequently deliver to the other Parties an original, executed copy of this Agreement; provided, however, that a failure to deliver such original shall not invalidate a facsimile or other electronic signature.

9.12.       Entire Agreement. This Agreement, including the Disclosure Schedules, Schedules and Exhibits hereto contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter.

9.13.       Interpretation. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and Disclosure Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Whenever the words “made available to Buyers” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information have been delivered or otherwise made available to Buyers prior to and through the date of this Agreement in hard copy or electronic form. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement. Nothing in this Agreement shall be construed to require either Party hereto to violate any Law.

9.14.       Disclosure Schedules. Pursuant to this Agreement, Sellers, Adviser, and the CCP Master Fund are obligated to deliver to Buyers certain Disclosure Schedules that set forth all of the items that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III through ARTICLE VI or to one or more of the covenants of Sellers, Adviser, or the CCP Master Fund contained in this Agreement; provided, that the mere inclusion of an item in such Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by any Seller, Adviser, or the CCP Master Fund that such item represents a material exception or Event, development, change or effect or that such item has or will result in a Material Adverse Effect with respect to any such Party.

9.15.       Enforcement in Equity and at Law. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

[SIGNATURE PAGES TO FOLLOW]

EXHIBIT A

Percentages of CCP Master Fund Interests to be Sold by Each Seller and Bought by Each Buyer.

The percentages of the CCP Master Fund Interests to be transferred to Buyer are as follows:

Seller	Percentage of CCP Master Fund Interests to be Sold	Pro Rata Portion of Purchase Price
[____]	[___]%	$[____]
[____]	[___]%	$[____]
[____]	[___]%	$[____]
	TOTAL:	$[____]

Buyer	Percentage of CCP Master Fund Interests to be Purchased	Pro Rata Portion of Purchase Price
Onshore Buyer	[___]%	$[____]
Offshore Buyer	[___]%	$[____]
	TOTAL:	$[____]

(The parties may complete this Exhibit A upon the conclusion of the Feeder Fund Tender Offers.)

Schedule 1.1

Purchase Price

The Purchase Price paid by a Buyer to a Seller for CCP Master Fund Interests held by such Seller shall be a pro rata share of an aggregate amount in cash determined under the following pricing formula:

Purchase Price = Base Value * (1 - Discount Percentage)

The “Base Value” will be the net asset value of CCP Master Fund Interests determined as of September 30, 2021 owned by Sellers reflecting the aggregate of the dollar amounts of Feeder Fund Interests tendered in the respective Feeder Fund Tender Offers by Feeder Fund Investors.

The “Discount Percentage” is 25%.

The aggregate Purchase Price paid by all Buyers is $37,500,000, or such other amount as may be agreed upon in writing among the Buyers and the Sellers before the consummation of the transactions contemplated by this Agreement.

Schedule 2.4

Master Feeder Agreement

[see attached]

Schedule 3.7

Material Contracts

Amended and Restated Credit Agreement dated August 1, 2018 (as amended, restated, supplemented or otherwise modified from time to time) between the CCP Master Fund, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and initial lender, and Credit Suisse International as collateral agent, providing a committed secured credit facility to the Master Fund, in an aggregate amount at any one time of up to $12,500,000.

Schedule 7.5

Schedule of CCP Master Fund Investments

[to be provided].